Exhibit 99.1

CARMIKE CINEMAS REPORTS FIRST QUARTER 2007 RESULTS

COLUMBUS, GA – May 7, 2007 — Carmike Cinemas, Inc. (NASDAQ: CKEC) today reported results for its first quarter ended March 31, 2007.

First Quarter Operating Results

Total revenue for the quarter ended March 31, 2007 was $110.6 million compared to $111.6 million for the quarter ended March 31, 2006. Admissions revenue was $72.8 million for the quarter ended March 31, 2007 versus $72.6 million for the quarter ended March 31, 2006. Concessions and other revenue was $37.8 million for the first quarter of 2007 versus $39.0 million for the quarter ended March 31, 2006.

Operating income increased 48.6% to $5.5 million for the first quarter of 2007 from $3.7 million in the same period in 2006. Theatre level cash flow grew 5.7% to $20.7 million for the first quarter of 2007, up from $19.6 million for the same period in 2006. Interest expense, net of interest income was $11.8 million for the first quarter of 2007 compared to $10.5 million for the same period in 2006, due to higher interest rates and an increase in average debt outstanding.

“While the film product did not perform well in our markets in January and February of the first quarter, we remain very optimistic about the release schedule this summer,” said Michael W. Patrick, Carmike’s Chairman, President and CEO. “We are pleased with our progress in improving theatre operations, having successfully implemented a number of cost control measures in our theatres while being sensitive to the customer experience. This improvement is reflected in the increase in our theatre level cash flow, despite a decline in revenues. We believe that the improvements to our theatre operations, combined with the opportunities provided by our digital rollout and a strong anticipated movie slate will improve cash flow as we progress through the year. Additionally, we continue to expand our leadership position in digital cinema, and as of March 31, 2007, we have converted 1,724 of our screens to a digital based platform.”

Net loss was approximately $3.7 million, or $0.30 per diluted share for the quarter ended March 31, 2007, compared to a net loss of $6.2 million, or $0.50 per diluted share, for the quarter ended March 31, 2006.

At March 31, 2007, Carmike’s cash and cash equivalent balance was $14.0 million versus $26.0 million at December 31, 2006. Carmike had net debt of $425.3 million at March 31, 2007, compared to net debt of $414.1 million at December 31, 2006. At March 31, 2007, Carmike had no borrowings outstanding under its five-year $50 million revolving credit facility.

Conference Call Information

Carmike will hold its first quarter 2007 earnings conference call on Monday, May 7, 2007, at 5:00 p.m. (ET) to discuss the information contained in this release. The conference call can be accessed by dialing (888) 802-2266 or for international participants (913) 312-1270. The replay of the conference call will be available until midnight Eastern time, May 14, 2007, by dialing (888) 203-1112 or for international participants (719) 457-0820 and entering passcode 6422425. The call will also be webcast live over the Internet from the Company’s website at www.carmike.com under the Investor Relations section. The on-line replay will be available for a limited time immediately following the call.

Supplemental Financial Measures

Total debt, net debt and theatre level cash flows are supplemental non-GAAP financial measures used by Carmike to evaluate its operating performance. Total debt is defined as the sum of current maturities of long-term debt, capital leases and long-term financing obligations, long-term debt (less current maturities) and capital leases and long-term financing obligations (less current maturities). Net debt is defined as total debt less cash and cash equivalents. Theatre level cash flow is a supplemental non-GAAP financial measure used by Carmike to evaluate its operating performance. Carmike defines theatre level cash flow as operating income plus general and administrative expenses, depreciation and amortization, minus gain on sale of property and equipment. Carmike believes that theatre level cash flow is an important supplemental measure of operating performance for a motion picture exhibitor’s operations because it provides a measure of the core operations, rather than factoring in items such as general and administrative expenses and depreciation and amortization among others. In addition, Carmike believes that theatre level cash flow, as defined, is a widely accepted measure of comparative operating performance in the motion picture exhibition industry. A reconciliation of theatre level cash flow to operating income for the first quarter ended March 31, 2007 and 2006, as well as a schedule of total debt and net debt is included in the tables accompanying this press release.

About Carmike Cinemas

Carmike Cinemas, Inc. is a premiere motion picture exhibitor in the United States with 283 theatres and 2,427 screens in 37 states, as of March 31, 2007. Carmike’s focus for its theatre locations is small to mid-sized communities with populations of fewer than 100,000.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words, “believes,” “expects,” “anticipates,” “plans,” “estimates” or similar expressions. Examples of forward-looking statements in this press release include our expectations regarding the 2007 industry box office, digital cinema growth and opportunities, our cost control measures, our strategies and operating goals. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include, but are not limited to:

•	our ability to comply with covenants contained in our senior secured credit agreement;

•	our ability to operate at expected levels of cash flow;

•	the availability of suitable motion pictures for exhibition in our markets;

•	competition in our markets;

•	competition with other forms of entertainment;

•	identified material weaknesses in internal control over financial reporting;

•	the effect of our leverage on our financial condition; and

•

other factors, including the risk factors disclosed in our Annual Report on Form 10-K for the year ended December 31, 2006 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, under the caption “Risk Factors.”

We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

CARMIKE CINEMAS, INC. and SUBSIDIARIES

(in thousands, except per share data)

	Three Months ended March 31,
	2007	2006
	(unaudited)
Revenues:
Admissions	$72,760	$72,564
Concessions and other	37,849	39,030

Total operating revenues	110,609	111,594

Operating costs and expenses:
Film exhibition costs	38,741	37,275
Concession costs	3,697	4,090
Other theatre operating costs	47,423	50,606
General and administrative expenses	6,013	5,781
Depreciation and amortization	9,699	10,292
Gain on sale of property and equipment	(430)	(144)

Total operating costs and expenses	105,143	107,900

Operating income	5,466	3,694

Interest expense, net	11,803	10,464

Loss before income taxes	(6,337)	(6,770)
Income tax benefit	(2,602)	(596)

Net loss available for common stockholders	$(3,735)	$(6,174)

Weighted average shares outstanding
Basic	12,520	12,349
Diluted	12,520	12,349

Loss per common share-Basic:
Basic net loss per share	$(0.30)	$(0.50)

Loss per common share-Diluted:
Diluted net loss per share	$(0.30)	$(0.50)

Dividends declared per share	$0.18	$0.18

TOTAL DEBT AND NET DEBT (UNAUDITED)

CARMIKE CINEMAS, INC. and SUBSIDIARIES

(in thousands)

	March 31, 2007	December 31, 2006

Current maturities of long-term debt, capital leases and long-term financing obligations	$4,631	$5,608
Long term debt, less current maturities	315,736	316,544
Capital leases and long-term financing obligations, less current maturities	118,934	117,979

Total debt	439,301	440,131
Less cash and cash equivalents	(14,001)	(26,016)

Net debt	$425,300	$414,115

THEATRE LEVEL CASH FLOW (UNAUDITED)

CARMIKE CINEMAS, INC. and SUBSIDIARIES

(in thousands)

	Quarter Ended March 31,
	2007	2006
Operating Income	$5,466	$3,694
Gain on sale of property and equipment	(430)	(144)
General and administrative expenses	6,013	5,781
Depreciation and amortization	9,699	10,292

Theatre level cash flow	$20,748	$19,623

Company Contact:

Investor Relations

203/682-8211